UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2004

Amphenol Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

358 Hall Avenue Wallingford, Connecticut		06492
(Address of principal executive offices)		(Zip Code)

(203) 265-8900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Disclosure required by this item is incorporated by reference from item 5.02 below.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

Effective December 31, 2004, Andrew M. Clarkson resigned from the Board of Directors of Amphenol Corporation (the “Company”).  The resignation of Mr. Clarkson from the Company’s Board of Directors did not involve any disagreement with the Company.  In addition, effective December 31, 2004, Edward G. Jepsen resigned his position as Executive Vice President of the Company and, as discussed below, will join the Company’s Board of Directors.  Mr. Jepsen will continue to be employed by the Company as an advisor pursuant to the agreement described below.

On January 5, 2005, Edward G. Jepsen, 61, was appointed to the Company’s Board of Directors.  Mr. Jepsen formerly served as Executive Vice President and Chief Financial Officer of the Company since 1989.  He was a director of the Company from 1989 though 1997 and has been an employee of the Company since 1988.  Mr. Jepsen is a Director and Chairman of the Audit and Finance Committee of Gerber Scientific, Inc., and a Director and member of the Audit Committee of TRC Companies, Inc.  Mr. Jepsen replaces Andrew M. Clarkson, who resigned from the Board of Directors of the Company, effective December 31, 2004.  In connection with Mr. Jepsen’s resignation, Mr. Jepsen and the Company have entered into an agreement whereby Mr. Jepsen will continue to be employed as an advisor to the Company at an annual salary of $200,000.  Mr. Jepsen will continue to participate in all Company active employee health and welfare programs, including medical, life, disability, LPL pension, and 401(k) plans and will continue to participate in the stock option program to the extent of 4,000 options per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2004	THE AMPHENOL CORPORATION

	By:	/s/ Edward C. Wetmore
		Name:	Edward C. Wetmore
		Title:	Vice President, Secretary and General Counsel